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                      November 2, 2023

       Ann Anthony
       Chief Financial Officer
       OPAL Fuels Inc.
       One North Lexington Ave.
       Suite 1450
       White Plains, NY 10601

                                                        Re: OPAL Fuels Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed March 29,
2023
                                                            File No. 001-40272

       Dear Ann Anthony:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation